Exhibit 99.1

Weingarten Realty Investors Announces Offering of $450 Million of Convertible Senior Notes Due 2026

HOUSTON, July 27, 2006 /PRNewswire-FirstCall via COMTEX News Network/ -- Weingarten Realty Investors (NYSE: WRI) announced today that it has commenced an offering of $450 million aggregate principal amount of convertible senior notes due 2026, plus an additional $67.5 million aggregate principal amount of notes that may be issued, at the option of the initial purchasers to cover over-allotments, within 30 days of the initial issuance of the notes.

The notes will be senior unsecured obligations of Weingarten Realty Investors. The company expects to use the net proceeds from the sale of the notes for general business purposes, including the repurchase of up to $140 million of its common shares of beneficial interest and to reduce amounts outstanding under its revolving credit facility.

The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the company's common shares issuable upon conversion of the notes have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Weingarten Realty Investors

As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty Investors is focused on delivering solid returns to shareholders by actively developing, acquiring, and intensively managing properties in 21 states that span the southern portion of the United States from coast to coast. The Company's portfolio of 360 properties includes 295 neighborhood and community shopping centers and 65 industrial properties, aggregating over 48.3 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,200 tenants comprising approximately 3% of its rental revenues. To learn more about the Company's operations and growth strategies, please visit http://www.weingarten.com .

Statements included herein that state the Company's or Management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.